UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Longboard Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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LONGBOARD PHARMACEUTICALS, INC.

4275 Executive Square, Suite 950

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Longboard Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 24, 2022, at 8:00 a.m. (Pacific Time) at 4225 Executive Square, Suite 150, La Jolla, California 92037. The Annual Meeting is being held for the following purposes:

By Internet By Telephone By Mail
1.	To elect the two Class I directors named herein to hold office until the Company’s 2025 annual meeting of stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 31, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on

May 24, 2022, at 8:00 a.m. (Pacific Time).

The Proxy Statement and Annual Report to stockholders

are available at www.proxydocs.com/LBPH.

By Order of the Board of Directors

Kevin R. Lind

Secretary, President and Chief Executive Officer

San Diego, California

April 13, 2022

Please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

LONGBOARD PHARMACEUTICALS, INC.

4275 Executive Square, Suite 950

La Jolla, California 92037

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

May 24, 2022

MEETING AGENDA

Proposals		Page	Voting Standard	Board Recommendation
1.	Election of Directors	6	Plurality	For each director nominee

2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2022	18	Majority of shares present in person or represented by proxy and entitled to vote on the matter	For

LONGBOARD PHARMACEUTICALS, INC.

4275 Executive Square, Suite 950

La Jolla, California 92037

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Longboard Pharmaceuticals, Inc. (sometimes referred to as “we,” “us,” “our,” or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 13, 2022, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 13, 2022.

Where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, May 24, 2022, at 8:00 a.m. (Pacific Time) at 4225 Executive Square, Suite 150, La Jolla, California 92037.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. We have two classes of common stock: voting common stock (“common stock”) and non-voting common stock. Unless otherwise noted, all references in this Proxy Statement to “common stock” or “shares” refers to voting common stock. On the Record Date, there were 13,585,950 shares of common stock outstanding and entitled to vote. Holders of our non-voting common stock are not entitled to vote such non-voting common stock.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. We urge you to follow the instructions sent to you on your Notice, or you may fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting.

2022 Proxy Statement	1

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: To elect the two Class I directors named herein to hold office until the Company’s 2025 annual meeting of stockholders.

•

Proposal 2: To ratify the selection by the Audit Committee of the Board (the “Audit Committee”) of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote using the following mechanisms:

•

To vote through the internet, go to www.proxypush.com/LBPH to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your internet vote must be received prior to the meeting to be counted.

•

To vote over the telephone, dial toll-free (866) 313-0564 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received prior to the meeting to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

Stockholders of record or beneficial owners (with a valid proxy form from their broker) may also vote in person at the Annual Meeting.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access.

2	2022 Proxy Statement

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date. You do not have any votes for any shares of non-voting common stock that you may own.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

2022 Proxy Statement	3

•	You may grant a subsequent proxy by telephone or through the internet.

•

You may notify our corporate secretary at 4275 Executive Square, Suite 950, La Jolla, California 92037, in writing before the annual meeting that you have revoked your proxy, after which you are entitled to submit a new proxy or vote during the Annual Meeting.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

Will a list of record stockholders as of the record date be available?

For the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record stockholders beginning May 14, 2022, and until the meeting, stockholders should email ir@longboardpharma.com.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2022, to 4275 Executive Square, Suite 950, La Jolla, California 92037, Attention: Corporate Secretary. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between January 24, 2023 and February 23, 2023. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. The timely submission of a proposal (including a director nomination) does not guarantee its inclusion in the Company’s proxy materials.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent public accounting firm for the fiscal year ended December 31, 2022, and any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have no effect on Proposal 1. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares on such matters. However, the broker, bank or other securities intermediary may still submit a proxy for those shares and vote for “routine” matters. When this occurs, the un-voted shares on “non-routine” matters are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with this proposal.

4	2022 Proxy Statement

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

For Proposal 1, the two nominees receiving the most “For” votes from the holders of shares present in person at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

For Proposal 2, ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present in person at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 13,585,950 shares of common stock outstanding and entitled to vote. Thus, the holders of 6,792,976 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

2022 Proxy Statement	5

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. Set forth below are the names, ages, the year first elected or appointed and positions of our directors as of the Record Date:

Name	Age	Year First Elected or Appointed Director	Position
Kevin R. Lind	46	2020	Director, President and Chief Executive Officer
Vincent E. Aurentz	54	2021	Director
Corinne Le Goff, Pharm.D.	56	2021	Director
Casey C. Lynch	48	2021	Director
Phillip M. Schneider	65	2020	Director
Paul J. Sekhri	63	2020	Director, Chair of Board
Jane Tiller, MBChB, FRCPsych	58	2021	Director

There are two directors in the class whose term of office expires in 2022: Kevin R. Lind and Dr. Corinne Le Goff, Pharm.D. Mr. Lind and Dr. Le Goff have been nominated for reelection at the Annual Meeting.

If so reelected at the Annual Meeting, each of these nominees would serve until the Company’s 2025 annual meeting of stockholders and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting.

Directors are elected at the Annual Meeting by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) seeks to assemble a board that, as a whole, is diverse and possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Nominating Committee also takes into account geographic, gender, age, and ethnic diversity.

Nominees for Election for a Three-year Term Expiring at the Company’s 2025 Annual Meeting of Stockholders

Set forth below is biographical information for each of our director nominees and a summary of the specific qualifications, attributes, skills, and experiences which led our Nominating Committee and the Board to conclude that each director nominee should serve on our Board at this time. There are no familial relationships among any of the directors or executive officers of the Company.

6	2022 Proxy Statement

Kevin R. Lind has served as our President and Chief Executive Officer since March 2020 and as a director since our inception in January 2020. Mr. Lind served as our Chief Financial Officer from our inception in January 2020 to January 2021. Mr. Lind previously served as the Executive Vice President and Chief Financial Officer of Arena Pharmaceuticals, Inc. (“Arena”), from June 2016 to March 2020. Prior to joining Arena, Mr. Lind was a Principal focused on healthcare at TPG Special Situations Partners, a global investment firm, from January 2009 to June 2016. Mr. Lind was a member of the TPG Pharma Partners effort at TPG-Axon Capital, a global investment firm, from 2006 to 2008. He served in various capacities as a healthcare investment banker at Lehman Brothers, Inc., a former global financial services firm, from 1998 to 2002, and 2004 to 2006. Mr. Lind received a B.S. from Stanford University in Biological Sciences and an M.B.A. from UCLA Anderson School of Management.

The Board and Nominating Committee believes that Mr. Lind’s perspective and experience as our President and Chief Executive Officer, as well as his historical experience at Arena and prior positions, qualify him to serve on our Board.

Corinne Le Goff, Pharm.D. has served as a director since March 2021. Dr. Le Goff served as Chief Commercial Officer of Moderna, Inc., a publicly traded clinical stage biotech and pharmaceutical company, from January 2021 through January 2022. Dr. Le Goff previously served as Senior Vice President and General Manager of the U.S. Business Organization at Amgen, Inc., a public biotechnology company, from March 2019 to January 2021. During her tenure at Amgen, she also served as Senior Vice President of Global Product Strategy from June 2018 to March 2019, and Senior Vice President of the Europe Region from June 2015 to May 2018. Dr. Le Goff worked in the policy community and advocated for innovative, high-quality and affordable healthcare. Dr. Le Goff held various positions within the Roche Group, a publicly traded Swiss multinational healthcare company, including President of Roche’s French affiliate from May 2012 to May 2015. Dr. Le Goff has served on the board of directors of the Pacific Council on International Policy from October 2019 to December 2020. Dr. Le Goff also served on the board of directors of CFAO, a trading company, from October 2014 until October 2020, where she served as a member of the Nomination and Compensation Committee, the Sustainable Development Committee and the Audit Committee. Dr. Le Goff received a Pharm. D. from the University Paris V and an M.B.A. in Marketing from La Sorbonne University, France.

The Board and Nominating Committee believes that Dr. Le Goff’s substantial commercial experience in the biopharmaceutical industry qualifies her to serve on our Board.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information about Members of the Board of Directors Continuing in Office

Set forth below is biographical information for each of our directors continuing in office along with a summary of the specific qualifications, attributes, skills and experiences which led our Nominating Committee and the Board to conclude that each director nominee should serve on our Board at this time. There are no familial relationships among any of the directors or executive officers of the Company.

2022 Proxy Statement	7

Directors Continuing in Office Until the Company’s 2023 Annual Meeting of Stockholders

Casey C. Lynch has served as a director since February 2021. Ms. Lynch is the founder of Sonoma Bioventures and has served as its Managing Partner since February 2022. She previously co-founded and served as President and Chief Executive Officer and a member of the board of directors of Cortexyme, Inc., a public biotechnology company, from July 2014 through January 2022, and as Chairman of Cortexyme’s Board of Directors from November 2018 through January 2022. She was a member of the board of directors of the California Life Science Association, a trade association representing California’s life science industry, from 2019 to 2021. Prior to co-founding Cortexyme, Ms. Lynch co-founded various companies and organizations in the biotechnology industry including Aspira Biosystems, Inc. and NeuroInsights, LLC. She served as Aspira’s co-founder, President, Chief Executive Officer and Chairman from 1999 to 2004 and she co-founded NeuroInsights and served as its Managing Director from 2004 to 2015. Ms. Lynch also co-founded Neurotechnology Industry Organization, a non-profit trade association, and served as a board member from March 2005 to September 2018. Ms. Lynch holds a B.S. in Neuroscience from the University of California, Los Angeles, and an M.S. in Neuroscience from the University of California, San Francisco.

The Board and Nominating Committee believes that Ms. Lynch’s leadership and operational, as well as her extensive professional and educational experience in the biotechnology industry, qualify her to serve on our Board.

Vincent E. Aurentz has served as a director since February 2020. Mr. Aurentz served as the Executive Vice President and Chief Business Officer of Arena from August 2016 through its acquisition by Pfizer Inc. in March 2022. During his tenure at Arena, Arena advanced clinical stage programs to successful data readouts, closed several licensing transactions, and scaled as an organization. Mr. Aurentz has over 30 years of experience in the biopharmaceutical industry. Previously, he was the Chief Business Officer of Epirus Biopharmaceuticals, Inc. a biopharmaceutical company, from November 2015 to July 2016. Prior to that, Mr. Aurentz served as Chief Business Officer and then as President and was a member of the board of directors of HemoShear Therapeutics, LLC from July 2013 to November 2015, where he oversaw the scientific platform, research and development activities, commercial and business development efforts. Prior to joining HemoShear, Mr. Aurentz was Executive Vice President and member of the Executive Management Board at Merck KGaA (Merck Serono S.A.) where he directed research and development programs, portfolio strategy and headed all deal activity and venture investments. Mr. Aurentz is a former Executive Vice President at Quintiles and a Co-founder and Managing Director of a venture capital and advisory business. He was a partner with CSC Healthcare, the life sciences strategic management consulting division of Computer Sciences Corporation, after starting his career and working for 8 years at Andersen Consulting (now Accenture). Mr. Aurentz received a B.S. in Mathematics from Villanova University.

The Board and Nominating Committee believes that Mr. Aurentz’s extensive business development experience in the biopharmaceutical industry and his historical experience at Arena qualify him to serve on our Board.

8	2022 Proxy Statement

Jane Tiller, MBChB, FRCPsych has served as a director since November 2021. Dr. Tiller currently serves as Chief Medical Officer of Neumora Therapeutics, a position she has held since Neumora acquired BlackThorn Therapeutics, where she had served as Chief Medical Officer. Prior to BlackThorn, Dr. Tiller was Head of Medical European Markets, Australia and Canada at Bristol-Myers Squibb (“BMS”), where she oversaw all medical functions for her territories. During her tenure at BMS, Dr. Tiller also served as Vice President of Global Medical for neuroscience, virology and immunoscience, and as Vice President, Full Development Gamma Secretase for BMS’ Alzheimer’s program. Previously, she held positions of increasing responsibility at Cephalon, including as Vice President, Clinical Research, CNS/Pain, where she was responsible for all clinical development activities of programs for schizophrenia, bipolar disorder, anxiety and sleep disorders. Prior to joining industry, Dr. Tiller was Clinical Director at the Maudsley Hospital, London, a Consultant Psychiatrist (attending) and honorary Senior Lecturer. Dr. Tiller received her medical degree from the Glasgow University Medical School, an M.B.A. from Drexel University, and an MPhil from the University of Pennsylvania.

The Board and Nominating Committee believes that Dr. Tiller’s extensive medical knowledge and experience in the biopharmaceutical industry qualify her to serve on our Board.

Directors Continuing in Office Until the Company’s 2024 Annual Meeting of Stockholders

Paul J. Sekhri has served as a director since December 2020 and as Chair of our Board since February 2021. Mr. Sekhri has served as the President and CEO of eGenesis, Inc., a biotechnology company, since January 2019. Prior to joining eGenesis, Inc., Mr. Sekhri served as President and Chief Executive Officer of Lycera Corp., a biopharmaceutical company, from February 2015 through December 2018. From April 2014 through January 2015, Mr. Sekhri served as Senior Vice President, Integrated Care at Sanofi. From May 2013 through March 2014, Mr. Sekhri served as Group Executive Vice President, Global Business Development and Chief Strategy Officer for Teva Pharmaceutical Industries Ltd. Prior to joining Teva, Mr. Sekhri spent five years as Operating Partner and Head of the Biotechnology Operating Group at TPG Biotech, the life sciences venture capital arm of TPG Capital. From 2004 to 2009, Mr. Sekhri was Founder, President, and Chief Executive Officer of Cerimon Pharmaceuticals, Inc. Prior to founding Cerimon, Mr. Sekhri was President and Chief Business Officer of ARIAD Pharmaceuticals, Inc. Previously, Mr. Sekhri spent five years at Novartis, as Senior Vice President, and Head of Global Search and Evaluation, Business Development and Licensing for Novartis Pharma AG. Mr. Sekhri also developed the Disease Area Strategy for Novartis, identifying those specific therapeutic areas upon which the company would focus. Mr. Sekhri’s first role at Novartis was as Global Head, Early Commercial Development. Mr. Sekhri completed graduate work in Neuroscience at the University of Maryland School of Medicine, where he also received his B.S. in Zoology. Mr. Sekhri is currently a member of the board of directors of Veeva Systems Inc., Ipsen S.A., and BiomX, and Chairman of the Board of Compugen Ltd., and Pharming Group N.V. As an accomplished pianist, he serves on several non-profit Boards including as Chairman of the Board of The Knights and the Metropolitan Opera. Mr. Sekhri also served as a Member of the Board of Trustees of Carnegie Hall from 2010-2012, and recently founded the Life Science Council of Carnegie Hall where he is also an active member of their Patrons Council.

The Board and Nominating Committee believes that Mr. Sekhri’s extensive executive experience and wide-ranging experience in the pharmaceutical industry qualify him to serve on our Board.

2022 Proxy Statement	9

Phillip M. Schneider has served as a director since December 2020. Most recently, Mr. Schneider held various positions with IDEC Pharmaceuticals Corporation, a biopharmaceutical company, from 1987 to 2003, including, serving as Senior Vice President and Chief Financial Officer from 1997 to 2003. Prior to that, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation, a pharmaceutical company, from 1985 to 1987, and KPMG LLP, an audit and tax advisory firm, from 1982 to 1984, where he attained his CPA license. Mr. Schneider currently serves as a member of the board of directors of ARS Pharmaceuticals, Inc, a pharmaceutical company, since June 2019, and YMCA of San Diego County since 2002. Mr. Schneider previously served as a member of the board of directors at Pfenex Inc. from 2014 until its acquisition by Ligand Pharmaceuticals in 2020, Arena from 2008 to 2018, Auspex Pharmaceuticals from 2014 until its acquisition by Teva Pharmaceuticals in 2015, and Gen-Probe, Inc. from 2002 until its acquisition by Hologic Inc. in 2012. Mr. Schneider holds a B.S. in Biochemistry from the University of California, Davis and an M.B.A. from the University of Southern California.

The Board and Nominating Committee believes that Mr. Schneider’s extensive experience in finance and accounting and his experience in the biopharmaceutical industry qualify him to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, except for Mr. Lind and Mr. Aurentz, are independent directors within the meaning of the applicable Nasdaq listing rules. In making this determination, the Board found that none of the directors determined to be independent had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board is currently chaired by Mr. Sekhri, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chair of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chair of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company.

In addition, we have a separate Chair for each committee of the Board. The Chair of each committee reports periodically to the Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. In particular our Board is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible

10	2022 Proxy Statement

for the day-to-day management of the material risks we face. Our Board administers its oversight function directly, as well as through various standing or other appointed committees. For example, our audit committee is responsible for overseeing the management of risks associated with financial reporting, accounting and auditing matters; our compensation committee oversees the management of risks associated with our compensation policies and programs; and our nominating committee oversees the management of risks associated with director independence, conflicts of interest and composition of our board of directors, and management succession planning.

Meetings of the Board of Directors

The Board met six times during the last fiscal year. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served that were held during the portion of the last fiscal year for which they were directors or committee members, respectively.

As required under applicable Nasdaq listing rules, in the last fiscal year the Company’s independent directors met in regularly scheduled executive sessions of the Board and its committees at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for fiscal 2021 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Kevin R. Lind
Vincent E. Aurentz
Corinne Le Goff, Pharm.D.	X		X
Casey C. Lynch	X				X	*
Phillip M. Schneider	X	*	X
Paul J. Sekhri			X	*	X
Jane Tiller, MBChB, FRCPsych					X
Total meetings in fiscal 2021	3		3		3

*	Committee Chairperson

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Below is a description of each committee of the Board.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary purpose of the audit committee is

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to discharge the responsibilities of our Board with respect to our corporate accounting and financial reporting processes, systems of internal control over financial reporting and financial-statement audits, as well as the quality and integrity of our financial statements and reports and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	helping our Board oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

reviewing and discussing with management and the independent registered public accounting firm, as appropriate, earnings press releases, and press releases containing information relating to material financial developments and earnings guidance provided to analysts and ratings agencies;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee is composed of three directors: Mr. Schneider, Ms. Lynch and Dr. Le Goff. The Audit Committee met 3 times during the fiscal year. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.longboardpharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 3, 2022 (the “Annual Report”).

The Board reviews the Nasdaq listing rules definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules).

The Board has also determined that Mr. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Mr. Schneider’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer.

Report of the Audit Committee of the Board*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures from the independent registered public accounting firm required by applicable

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requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report.

/s/ Phillip M. Schneider
/s/ Corinne Le Goff, Pharm.D.
/s/ Casey C. Lynch

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Le Goff and Messrs. Schneider and Sekhri. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met 3 times during the 2021 fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.longboardpharma.com. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report.

The primary purpose of our compensation committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•

reviewing and recommending to our Board the compensation of our chief executive officer, and reviewing and approving or recommending the compensation for our other executive officers and senior management;

•	reviewing and recommending to our Board the compensation paid to our directors;

•	overseeing administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Compensation Committee Processes and Procedures

From time to time, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee

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considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation. In addition, under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, after taking into consideration six factors, prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) as compensation consultant. As part of its engagement FW Cook. was requested by the Compensation Committee to help develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group for purposes of developing recommendations that were presented to the Compensation Committee for its consideration.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to our Board for selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of our Board, and developing and making recommendations regarding corporate governance matters.

Specific responsibilities of the Nominating Committee include:

•	Identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;

•	considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board;

•	instituting plans or programs for the continuing education of our Board;

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters;

•	reviewing, evaluating and recommending to our Board succession plans for our executive officers; and

•	oversight of strategy, initiatives and policies concerning corporate social responsibility, including Environmental, Social and Governance matters;

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board.

The Nominating Committee is composed of three directors: Dr. Tiller, Ms. Lynch and Mr. Sekhri. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating Committee met 3 times during 2021. The Board has adopted a written Nominating Committee charter that is available to stockholders on the Company’s website at www.longboardpharma.com. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, and intends to consider factors such as having high personal integrity and ethics, possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, and having the ability to exercise sound business

14	2022 Proxy Statement

judgment. The Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee expects to consider diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating Committee seeks to identify and consider qualities, skills and other director attributes that will enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, and considers factors such as the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee may from time to time engage, if it deems appropriate, a professional search firm to identify director candidates, and conducts appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then recommends potential director candidates to the Board.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting at 4275 Executive Square, Suite 950, La Jolla, California 92037, Attention: Corporate Secretary. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of shares owned by such stockholder as of the date of submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, a complete biographical information for the proposed candidate, a description of the proposed nominee’s qualifications as a director, and the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Our Commitment to Corporate Social Responsibility – Environmental, Social and Governance Initiative

At Longboard, we are committed to building a sustainable and successful world-class neurology team to deliver transformative medicines to patients globally, and to deliver value to our key stakeholders, but we realize this comes tremendous responsibility.

In 2022, we commenced a companywide environmental, social and governance (“ESG”) initiative that aligns with our goal of scaling our company in a sustainable and responsible way. Our ESG initiative aligns with our corporate objectives and will evolve and expand as we advance our company and pipeline.

We are initially focused on key areas including:

•	Advocacy (Patients, Caregivers, Advocates)

•	Employee Engagement, Diversity & Inclusion

•	Human Rights & Community Relations

•	Product Quality & Safety

Our goal is to deliver on our commitment to patients, caregivers, the communities in which we operate, our employees and their well-being, and our shareholders. We believe that aligning our corporate vision to our purpose is key to our success and will allow us to deliver on our commitment.

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The ESG initiative is overseen at the Board level by our Nominating Committee, and this responsibility includes oversight of strategy, plans, and policies regarding ESG, among other duties. Our leadership team and ESG working group are responsible for working with subject matter experts across the company to establish and align our purpose and goals, and to lead through example as we foster a culture that thrives.

Board Diversity

In accordance with the Nasdaq listing rules, the members of the Board have self-identified a number of attributes related to their diversity. The following is a matrix showing the makeup of those self-reported attributes:

Board Diversity Matrix (As of the Record Date)
Total Number of Directors	7
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	3	0	0
Two or More Races or Ethnicities(1)		1	0	0
LGBTQ+	2
Did Not Disclose Demographic Background	1

(1)	One director self-identified as Native Hawaiian or Pacific Islander and White.

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Board Composition

Stockholder Communications With the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to 4275 Executive Square, Suite 950, La Jolla, California 92037, Attention: Corporate Secretary. Such written communications must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of shares of our capital stock that are owned beneficially by such stockholder as of the date of the communication. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual directors on a periodic basis.

Code of Ethics

We maintain a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted on our website at www.longboardpharma.com. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics.

Prohibition on Speculative Trading*

No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, or otherwise pledge as security, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

*

The disclosure under the caption “Prohibition on Speculative Trading” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that the Board submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since its inception in 2020. Representatives of KPMG LLP will be present, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees for services provided for the fiscal year ended December 31, 2021, and for the period from January 3, 2020 (inception) through December 31, 2020, by KPMG LLP, our independent registered public accounting firm for those periods. All fees described below were pre-approved by the Audit Committee.

(in thousands)	Fiscal Year Ended December 31, 2021	Period from January 3, 2020 (inception) through December 31, 2020
Audit Fees	$816	$125
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$816	$125

Audit Fees. Consists of fees billed for professional services by KPMG LLP for audit and quarterly review of our financial statements and review of our registration statements for our initial public offering (“IPO”) in March 2021, and related services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters. Included in the 2021 audit fees is $466,000 of fees billed in connection with our IPO.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors, including the nominees named herein;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of such stockholder, we deemed to be outstanding all shares that a stockholder has the right to acquire through the exercise of options or the conversion of non-voting common stock as of May 30, 2022, which is 60 days after the Record Date. These shares are deemed to be outstanding and beneficially owned by the stockholder holding such options or non-voting common stock for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Except as indicated by the footnotes below and subject to community property laws where applicable, we believe, based on information furnished to us, that the stockholders named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. This table is based upon information supplied by officers and directors and Schedules 13D, 13G and other filings with the SEC.

Percentage of shares beneficially owned is based on 13,585,950 shares of our common stock, including 101,635 shares subject to repurchase.

Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Longboard Pharmaceuticals, Inc., 4275 Executive Square, Suite 950, La Jolla, California 92037.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders:
Arena Pharmaceuticals, Inc. (a subsidiary of Pfizer Inc.)(1)	3,978,540	29.28%
Entities affiliated with T. Rowe Price Associates, Inc.(2)	2,024,616	14.90%
FMR LLC(3)	1,515,582	11.16%
Zone II Healthcare Holdings, LLC(4)	1,418,705	9.99%
Entities affiliated with Cormorant Asset Management, LP(5)	1,382,701	9.99%
HBM Healthcare Investments (Cayman) Ltd.(6)	1,381,160	9.99%

Named Executive Officers and Directors:
Kevin R. Lind(7)	709,087	5.08%
Brandi L. Roberts(8)	52,085	*
Philip Perera(8)	88,693	*
Vincent E. Aurentz(8)	9,962	*
Corinne Le Goff, Pharm.D.(8)	18,206	*

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Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Casey C. Lynch(8)	19,580	*
Phillip M. Schneider(8)	18,034	*
Paul J. Sekhri(8)	18,034	*
Jane Tiller, MBChB, FRCPsych. (8)	7,213	*
All executive officers and directors as a group (9 persons)(9)	940,894	6.78%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of shares of common stock held by Arena Pharmaceuticals, Inc. (a subsidiary of Pfizer Inc). Arena was acquired by Pfizer in March 2022. The address of Pfizer Inc. is 235 East 42nd Street, New York, New York 10017.

(2)

Consists of 2,024,616 shares of voting common stock held by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe stated in its Schedule 13G filing with the SEC on February 14, 2022 (the “T. Rowe 13G filing”) that, of the 2,024,616 shares beneficially owned at December 31, 2021, it has (a) sole voting power for 231,223 shares and (b) sole dispositive power for 2,024,616 shares. According to the T. Rowe 13G filing, the address of T. Rowe is 100 East Pratt Street, Baltimore, Maryland 21202.

(3)

Consists of 1,515,582 shares of voting common stock held by FMR LLC. FMR LLC stated in its Schedule 13G filing with the SEC on February 9, 2022 (the “FMR 13G filing”) that, of the 1,515,582 shares beneficially owned at December 31, 2021, it has (a) sole power to vote or direct the vote for 68,532 shares and (b) sole power to dispose or direct the disposition of 1,515,582 shares. According to the FMR 13G filing, the address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Consists of 810,500 shares of common stock held by Zone II Healthcare Holdings, LLC (Zone II) and 608,205 shares of non-voting common stock that could be converted into common stock at the election of Zone II as of the Record Date. Zone II owns an additional 1,151,295 shares of non-voting common stock that could be converted into common stock at the election of Zone II and in accordance with the limitations in our amended and restated certificate of incorporation. Zone II’s total non-voting common stock ownership is 1,759,500 shares. Farallon Capital Management, L.L.C. (FCM), as the manager of Zone II, may be deemed to beneficially own such shares of common stock issuable to Zone II. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, John R. Warren and Mark C. Wehrly (Managing Members), as a senior managing member or managing member, as the case may be, of FCM, in each case with the power to exercise investment discretion, may be deemed to beneficially own such shares of common stock issuable to Zone II. Each of FCM and the Managing Members disclaims beneficial ownership of any such shares of common stock. The address of Zone II is c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(5)

Consists of (i) 713,630 shares of common stock held by Cormorant Global Healthcare Master Fund, LP (Cormorant Master Fund), (ii) 414,207 shares of common stock held by Cormorant Private Healthcare Fund III, LP (Cormorant Fund III), (iii) 6,883 shares of common stock held by CRMA SPV, L.P. (CRMA) and (iv) 247,981 shares of non-voting common stock that could be converted into common stock at the election of the Cormorant Asset Management, LP entities (“Cormorant”) as of the Record Date. Cormorant owns an additional 890,519 shares of non-voting common stock that could be converted into common stock at the election of Cormorant and in accordance with the limitations in our amended and restated certificate of incorporation. Cormorant’s total non-voting common stock ownership is 1,138,500 shares. Cormorant Global Healthcare GP, LLC (Global GP), is the general partner of Cormorant Master Fund, and Cormorant Private Healthcare III GP, LLC (Private GP III) is the general partner of Cormorant Fund III. Bihua Chen serves as the managing member of Global GP and Private GP III, and as the general partner of Cormorant Asset Management, LP (Cormorant). Cormorant serves as the investment manager to Cormorant Fund III, Cormorant Master Fund and CRMA. Ms. Chen has sole voting and investment control over the shares held by the Cormorant Master Fund, Cormorant Fund III and CRMA. The address for each of the entities is 200 Clarendon Street, 52nd Floor, Boston Massachusetts 02116.

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(6)

Consists of 1,148,600 shares of common stock held by HBM Healthcare Investments (Cayman) Ltd (HBM) and 232,560 shares of non-voting common stock that could be converted into common stock at the election of HBM as of the Record Date. HBM owns an additional 498,840 shares of non-voting common stock that could be converted into common stock at the election of HBM and in accordance with the limitations in our amended and restated certificate of incorporation. HBM’s total non-voting common stock ownership is 731,400 shares. The board of directors of HBM has sole voting and investment power with respect to the shares held by such entity. The board of directors of HBM is comprised of Jean-Marc Lesieur, Richard Coles, Sophia Harris, Dr. Andreas Wicki, Paul Woodhouse and Mark Kronenfeld, none of whom has individual voting or investment power with respect to such shares, and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of HBM is Governors Square, Suite No. 4-212-2, 23 Lime Tree Bay Avenue West Bay Grand Cayman, Cayman Islands.

(7)	Consists of (i) 348,450 shares of common stock held by Mr. Lind and (ii) 360,637 shares of common stock subject to options held by Mr. Lind that are exercisable within 60 days of March 31, 2022.
(8)	Consists of shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.
(9)	Consists of the shares described in notes 7 and 8 above.

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EXECUTIVE OFFICERS

Each of our executive officers serves at the discretion of the Board. The determination as to which of our employees qualify as executive officers was made by the Board in accordance with the rules of the SEC. Biographical information for our executive officers as of the Record Date is set forth below. The following table identifies our current executive officers, their age, and their respective offices and positions as of the Record Date.

Name	Age	Position
Kevin R. Lind	46	President, Chief Executive Officer and Director
Brandi L. Roberts	48	Chief Financial Officer
Randall E. Kaye, M.D.	59	Chief Medical Officer

Kevin R. Lind. Biographical information regarding Mr. Lind is set forth under “Proposal 1: Election of Directors.”

Brandi L. Roberts has served as our Chief Financial Officer since January 2021. Prior to joining us, Ms. Roberts served as Chief Financial Officer for Lineage Cell Therapeutics, Inc., a publicly traded clinical-stage biotechnology company, from January 2019 to January 2021. From August 2017 to January 2019, Ms. Roberts served as Chief Financial Officer at REVA Medical, Inc. (Reva), a medical device company. Subsequently, Reva filed a prepackaged voluntary Chapter 11 bankruptcy petition on January 14, 2020, and emerged from bankruptcy protection in United States effective February 26, 2020. Ms. Roberts previously served as Chief Financial Officer at Mast Therapeutics, Inc., a publicly traded biopharmaceutical company, from January 2013 to April 2017, having served as its Senior Vice President, Finance from March 2011 to January 2013. Previously, Ms. Roberts held senior positions at Alphatec Spine, Inc., Artes Medical, Inc., Stratagene Corporation and Pfizer, Inc. Ms. Roberts currently serves as Chair of the Southern California Chapter of the Association of Bioscience Financial Officers and has served on the board of TFF Pharmaceuticals, Inc., a publicly traded clinical-stage biopharmaceutical company, since March 2022. Ms. Roberts brings more than 25 years of public accounting and finance experience, including 22 years at publicly traded pharmaceutical, medical technology and life science companies, to her position. Ms. Roberts is a certified public accountant with the State of California and received her B.S. degree in business administration from the University of Arizona and her M.B.A. from the University of San Diego.

Randall E. Kaye, M.D. has served as our Chief Medical Officer since March 2022. Prior to joining us, Dr. Kaye served as Chief Medical Officer of Neurana Pharmaceuticals, Inc., a biotechnology company focused on the treatment of neuromuscular conditions, from September 2019 to March 2022. Prior to Neurana, Dr. Kaye served as Chief Medical Officer of Click Therapeutics, Inc. (“Click”), a leader in digital healthcare innovation, where he was involved in the development of software as a prescription medical treatment for a number of chronic debilitating conditions, from September 2018 to September 2019. Prior to Click, he served as Chief Scientific Officer of SSI Strategy Holdings LLC, where he oversaw clinical development, medical affairs and pharmacovigilance, from September 2014 to September 2018. In conjunction with his role at SSI Strategy, LLC, Dr. Kaye served as Chief Medical Officer of Axsome Therapeutics, Inc. from September 2014 to September 2016. Earlier in his career, Dr. Kaye held the positions of Chief Medical Officer of Avanir Pharmaceuticals, Inc., which was acquired by Otsuka Pharmaceutical Co., and Vice President, Medical Affairs of Scios Inc. and InterMune, Inc. Dr. Kaye also held clinical development and medical affairs positions at Pfizer Inc. Dr. Kaye earned an M.D., M.P.H. and B.S. at George Washington University, completed his pediatric training at UMASS Medical Center and finished his academic training as a postdoctoral Research Fellow at Harvard Medical School.

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Philip Perera, M.D. served as our Chief Medical Officer from November 2020 to March 2022. Prior to his appointment as our Chief Medical Officer, Dr. Perera served as a Pharmaceutical Clinical Development Consultant for us from June 2020 to October 2020 where he focused on CNS disorders and was active in fundraising and all aspects of early development and late phase clinical development planning. Dr. Perera also served as a Senior Medical Consultant Clinical Development to Sage Therapeutics, a biopharmaceutical company, from June 2018 to October 2020, a Consulting Chief Medical Officer and Clinical Lead for Abcentra LLC, a biopharmaceutical company, from June 2018 to September 2020, and a Senior Medical Consultant at ConSynance Therapeutics, Inc., a biopharmaceutical company, from June 2018 to June 2019. Prior to that, Dr. Perera served as a director and Chief Medical Officer, V.P. Development at Dart Neuroscience, Inc., a pharmaceutical company, from December 2009 to June 2018. Dr. Perera previously held senior level clinical, scientific, management and business development positions at GlaxoSmithKline plc, Pharmacia & Upjohn Company LLC, Jazz Pharmaceuticals plc, Pfizer Inc. and the Parkinson’s Institute. Prior to working in the pharmaceutical industry Dr. Perera was on the faculty of New York Hospital, Cornell Medical College as Chief of Inpatient Services at North Shore University Hospital, and he was a practicing adult and geriatric psychiatrist. Dr. Perera is a graduate of Harvard Medical School and a board-certified Psychiatrist. He also holds a M.B.A. from Arizona State University and a B.S. from State University of New York College at Old Westbury.

Executive Compensation

Our named executive officers for the year ended December 31, 2021, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

•	Kevin R. Lind, our Chief Executive Officer and President;

•	Brandi L. Roberts, our Chief Financial Officer; and

•	Philip Perera, M.D., our former Chief Medical Officer.

In March 2022, Randall E. Kaye, M.D. commenced employment as our Chief Medical Officer. Although Dr. Kaye joined us in 2022, we have included information in the following narrative regarding his compensation where it may be material to an understanding of our executive compensation program.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as otherwise required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

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Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years indicated below.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Kevin R. Lind	2021		546,616	—		—	—	316,726	11,792	875,134
President and Chief Executive Officer	2020	(1)	332,090	165,506		1,087,164	692,608	—	9,323	2,286,691
Brandi L. Roberts	2021		373,269	30,000	(4)	—	765,266	153,509	11,792	1,333,836
Chief Financial Officer(2)	2020		—	—		—	—	—	—	—
Philip Perera, M.D.	2021		423,500	—		—	—	168,724	13,227	605,451
Former Chief Medical Officer(3)	2020		103,683	11,205		—	482,982	—		597,870

(1)

Mr. Lind has served as our President and Chief Executive Officer since March 2020 and previously served as our Chief Financial Officer from January 2020 to January 2021. Mr. Lind also previously served as Arena’s Executive Vice President and Chief Financial Officer until March 2020 and remained an employee of Arena until October 2020. Although Mr. Lind was employed by Arena until October 2020, from March 2020 through October 2020, Mr. Lind has spent nearly 100% of his working time at our company. Mr. Lind did not receive any salary or other compensation for his service to us prior to March 2020 when he resigned as Arena’s Executive Vice President and Chief Financial Officer. The compensation in the table above includes compensation for Mr. Lind’s services provided solely to our company during 2020, including amounts paid by Arena for such services. Mr. Lind and Arena entered into a separation agreement in October 2020 in connection with his separation from Arena. The compensation in the table above does not include the amounts recorded on our financial statements for the fiscal year ended December 31, 2020 related to this agreement.

(2)	Ms. Roberts has served as our Chief Financial Officer since January 2021.
(3)

Dr. Perera served as our Chief Medical Officer from November 2020 until March 2022. Dr. Perera previously provided services to us as a Pharmaceutical Clinical Development Consultant from May 2020 to October 2020.

(4)	In connection with her commencement of employment, Ms. Roberts received a one-time sign on bonus, which was paid in 2021.
(5)

In accordance with SEC rules, these columns reflect the aggregate grant date fair value of the restricted stock awards and stock option awards granted. This amount has been computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718. This amount does not reflect the actual economic value that will be realized by a named executive officer upon the vesting of the stock awards or stock options, the exercise of the stock options, or the sale of the common stock underlying such awards.

(6)	The amounts reported in this column represent 401(k) matching contributions and group-term life insurance premiums.

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Narrative to the Summary Compensation Table

The elements of the compensation program for our named executive officers include: annual base salary; an annual cash (non-equity) incentive; long-term equity awards; certain health, welfare and 401(k) plan benefits; and when determined reasonable, limited perquisites.

Our named executive officers also have severance benefits in their respective employment agreements (see “Employment Agreements with Named Executive Officers” below).

The compensation of our named executive officers is generally determined and approved at the beginning of each year or, if later, in connection with the commencement of employment of the executive, by our Board of Directors or the Compensation Committee.

Annual Base Salary

The 2021 annual base salaries for our named executive officers are set forth in the table below.

Name	2021 Base Salary
Kevin R. Lind(1)	$550,000
Brandi L. Roberts(2)	$400,000
Philip Perera, M.D.(3)	$425,000

(1)	Upon the completion of our IPO on March 11, 2021, Mr. Lind’s annual salary was increased from $440,000 to $550,000.
(2)	Upon the completion of our IPO on March 11, 2021, Ms. Roberts’ annual salary was increased from $350,000 to $400,000.
(3)	Upon the completion of our IPO on March 11, 2021, Dr. Perera’s annual salary was increased from $345,000 to $425,000.

Non-Equity Incentive Plan Compensation

Our board of directors adopted a formal executive bonus plan (“Performance Bonus Plan”) in February 2021. The purpose of the Performance Bonus Plan is to create a direct relationship between key business performance measurements and individual bonus amounts. The Performance Bonus Plan provides for bonus payments to each executive officer conditioned upon the achievement of certain performance goals established by the compensation committee, which may differ for each executive officer. Our compensation committee establishes such performance goals based on one or more established performance criteria relating to financial, operational, workforce, or partner performance.

Each executive officer is assigned a target bonus expressed as a percentage of his or her base salary.

•

In March 2021, Mr. Lind’s target performance bonus was increased from approximately 41% to 60% of his base salary. As a result, Mr. Lind’s total target performance bonus for 2021 was prorated at these two levels.

•

In March 2021, Ms. Roberts’ and Dr. Perera’s target performance bonuses were increased from 35% to 40% of their base salaries. As a result, Ms. Roberts’ and Dr. Perera’s total target performance bonuses for 2021 were prorated at these two levels.

The Compensation Committee may consider each named executive officer’s individual contributions towards reaching our annual corporate goals. There is no minimum bonus percentage or amount established for the named executive officers and, thus, the bonus amounts vary from year to year based on corporate and individual

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performance, in each case pursuant to the terms of our Performance Bonus Plan and each executive officer’s employment agreement and offer letter.

The Board approved research and development and clinical-related corporate goals for 2021, with research and development and clinical-related goals assigned 100% of the weighting. Two additional “stretch” goals were also approved which provided a total potential bonus achievement of 120%.

In February 2021, the Compensation Committee recommended to the Board, and the Board subsequently determined, that the 2021 corporate goals had been achieved at an aggregate level of 105%. No specific individual goals were established for any of our named executive officers for 2021.

As a result, in February 2021, the Compensation Committee recommended, and the Board approved, the following bonuses to our named executive officers for performance in 2021:

Name	2021 Annual Bonus
Kevin R. Lind	$316,726
Brandi L. Roberts	$153,509
Philip Perera, M.D.	$168,724

Equity Compensation

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants, and directors, and encourages them to devote their best efforts to our business and financial success.

In 2021, we granted 139,380 stock options to Ms. Roberts related to her starting employment with us pursuant to our 2020 Equity Incentive Plan. Mr. Lind and Dr. Perera did not receive grants in 2021, but did receive grants in 2020 related to their starting employment with us.

Our named executive officers and other employees will generally be provided annual equity awards.

Other Compensation

Our named executive officers are eligible to participate, on the same basis as our other employees, in our employee benefit plans, including our medical, dental, vision, life and disability plans, and our 401(k) plan. We generally do not provide our named executive officers with significant perquisites or other personal benefits.

401(k) Plan

We maintain a 401(k) plan for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code.

The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $19,500 for calendar year 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2021 was up to an additional $6,500 above the statutory limit. We make matching contributions into the 401(k) plan on behalf of participants, matching 100% of participant contributions up to 3% of eligible compensation, and 50% thereafter up to 5%. Matching contributions vest immediately.

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Agreements with Named Executive Officers

Below are descriptions of our offer letters and employment agreements with our named executive officers and Dr. Kaye, our Chief Medical Officer, including a discussion of the severance pay and other benefits to be provided in connection with a termination of employment.

Mr. Lind. We entered into an offer letter with Mr. Lind in October 2020, which was amended and restated in an employment agreement effective as of the completion of our IPO on March 11, 2021, and which governs the current terms of his employment with us. Pursuant to the agreement, Mr. Lind is entitled to an annual base salary of $550,000, a target annual discretionary bonus with a target amount of 60% of his annual base salary, as determined by our board of directors.

In February 2022, the Board increased Mr. Lind’s salary to $572,000. Mr. Lind is also entitled to certain severance benefits upon a termination of his employment without “cause” or resignation for “good reason” (each as defined in his employment agreement and, collectively, an Involuntary Termination), including (i) continued payment of Mr. Lind’s base salary for eighteen months, (ii) payment of a pro-rata portion of his annual bonus for the year in which such Involuntary Termination occurs, based on actual performance results for such year as determined by the board of directors or the compensation committee of the board of directors (the “Pro Rata Bonus”), (iii) payment of premiums for continued group health benefits for up to twelve months, and (iv) twelve months of accelerated vesting of all outstanding equity awards that are subject to time-based vesting, measured from the date of termination. If such termination or resignation occurs within three months preceding or 18 months immediately following a change in control (as defined in our 2021 Plan), then Mr. Lind would instead be eligible to receive (i) an amount equal to 150% of his base salary plus 150% of his target annual bonus for the year such Involuntary Termination occurs, (ii) payment of his Pro Rata Bonus for the year in which the Involuntary Termination occurs, and (iii) payment of premiums for continued group health benefits for up to eighteen months, and the vesting and exercisability of all outstanding time-based stock options and other time-based equity awards covering our common stock will accelerate in full effective as of the later of (x) Mr. Lind’s Involuntary Termination date or (y) the effective date of such change in control.

In addition, in the event Mr. Lind’s employment terminates due to his death or ”disability” (as defined in his offer letter), then the vesting and exercisability of all outstanding equity awards that are subject to time-based vesting shall be accelerated by 24 months, measured from the date of termination.

All such severance or change in control benefits are subject to his executing and not revoking a separation agreement and general release of claims against us.

Ms. Roberts. We entered into an offer letter with Ms. Roberts in January 2021, which was amended and restated in an employment agreement effective as of the completion of our IPO on March 11, 2021, and which governs the current terms of her employment with us. Pursuant to the agreement, Ms. Roberts is entitled to an annual base salary of $400,000 and a target annual discretionary bonus, beginning with calendar year 2021, equal to 40% of her annual base salary. We also paid Ms. Roberts a one-time lump sum cash sign-on bonus of $30,000. In February 2022, the Board increased Ms. Robert’s salary to $415,100. Ms. Roberts is also entitled to certain severance benefits upon a termination of her employment without “cause” or resignation for “good reason” (each as defined in her employment agreement and, collectively, an Involuntary Termination), including (i) continued payment of Ms. Roberts’ base salary for twelve months, (ii) payment of a pro-rata portion of her annual bonus for the year in which such Involuntary Termination occurs, based on actual performance results for such year as determined by the board of directors or the compensation committee of the board of directors (the “Pro-Rata Bonus”), (iii) six months of accelerated vesting of all outstanding equity awards that are subject to time-based vesting, measured from the date of termination and (iv) payment of premiums for continued group health benefits up to twelve months. If such termination or resignation occurs within three months preceding or 18 months immediately following a change in control (as defined in our 2021 Plan), then Ms. Roberts would instead be

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eligible to receive (i) an amount equal to 100% of her base salary plus 100% of her target annual bonus for the year such Involuntary Termination occurs, (ii) payment of her Pro-Rata Bonus for the year in which the Involuntary Termination occurs, and (iii) payment of premiums for continued group health benefits for up to twelve months, and the vesting and exercisability of all outstanding time-based stock options and other time-based equity awards covering our common stock will accelerate in full effective as of the later of (x) Ms. Roberts’ Involuntary Termination date or (y) the effective date of a change in control.

In addition, in the event Ms. Roberts’ employment terminates due to death or disability (as defined in her offer letter), then the vesting and exercisability of all outstanding equity awards that are subject to time-based vesting shall be accelerated by 24 months, measured from the date of termination.

All such severance or change in control benefits are subject to her executing and not revoking a separation agreement and general release of claims against us.

Dr. Perera. We entered into an offer letter with Dr. Perera in November 2020, which was amended and restated in an employment agreement effective as of the completion of our IPO on March 11, 2021, and which governs the current terms of his employment with us. Pursuant to the agreement, Dr. Perera is entitled to an annual base salary of $425,000 and a target annual discretionary bonus, beginning with calendar year 2021, equal to 40% of his annual base salary. In February 2022, the Board increased Dr. Perera’s salary to $442,000. In connection with Dr. Perera’s retirement and resignation in March 2022, we and Dr. Perera entered into a Retirement and Consulting Agreement, dated March 17, 2022 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Dr. Perera will consult for the Company for a period of six months from his retirement, unless terminated earlier as permitted in the Consulting Agreement, for a market hourly rate. Unless otherwise agreed, Dr. Perera will not provide more than 80 hours of consulting services per month for the first two months of the consulting period and more than 20 hours of consulting services per a month thereafter. Dr. Perera’s consulting services will constitute continuous service with us. As a result, his stock options will remain outstanding and continue to vest during the term of the Consulting Agreement. In addition, upon satisfaction of certain conditions, upon termination of the Consulting Agreement, the exercise period of certain of Dr. Perera’s stock options will be extended until December 31, 2023.

Dr. Kaye. We entered into an employment agreement with Dr. Kaye in March 2022. Pursuant to the agreement, Dr. Kaye is entitled to an annual base salary of $450,000 and a target annual discretionary bonus equal to 40% of his annual base salary. Dr. Kaye was granted 206,500 options under our 2021 Equity Incentive Plan. Dr. Kaye is also entitled to certain severance benefits upon a termination of his employment without “cause” or resignation for “good reason” (each as defined above and collectively, an Involuntary Termination), including (i) continued payment of Dr. Kaye’s base salary for twelve months, (ii) payment of a pro-rata portion of his annual bonus for the year in which such Involuntary Termination occurs, based on actual performance results for such year as determined by the board of directors or the compensation committee of the board of directors (the Pro-Rata Bonus), (iii) six months of accelerated vesting of all outstanding equity awards that are subject to time-based vesting, measured from the date of termination and (iv) payment of premiums for continued group health benefits up to twelve months. If such termination or resignation occurs within three months preceding or 18 months immediately following a change in control (as defined in our 2021 Plan), then Dr. Kaye would instead be eligible to receive (i) an amount equal to 100% of his base salary plus 100% of his target annual bonus for the year such Involuntary Termination occurs, (ii) payment of his Pro-Rata Bonus for the year in which the Involuntary Termination occurs, and (iii) payment of premiums for continued group health benefits for up to twelve months, and the vesting and exercisability of all outstanding time-based stock options and other time-based equity awards covering our common stock will accelerate in full effective as of the later of (x) Dr. Kaye’s Involuntary Termination date or (y) the effective date of a change in control.

In addition, in the event Dr. Kaye’s employment terminates due to death or “disability” (as defined in his employment agreement), then the vesting and exercisability of all outstanding equity awards that are subject to time-based vesting shall be accelerated by 24 months, measured from the date of termination.

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All such severance or change in control benefits are subject to him executing and not revoking a separation agreement and general release of claims against us.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.

	Option Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Kevin R. Lind	10/27/2020	348,450	(3)	—		$3.12	10/27/2030	—		—
	10/27/2020	—		—		—	—	145,189	(5)	$708,522(5)
Brandi L. Roberts	02/15/2021	—		139,380	(4)	$8.56	02/14/2031	—		—
		—		—		—	—	—		—
Philip Perera, M.D.	11/23/2020	60,978	(4)	148,092		$3.62	11/22/2030	—		—
		—		—		—	—	—		—

(1)	Option awards were granted under the 2020 Plan.
(2)

These option awards were granted with a per share exercise price equal to the fair market value of our common stock on the grant date, as determined in good faith by our Board of Directors, as our common stock was not publicly traded on the applicable grant date.

(3)

The shares subject to the option vest in 24 equal monthly installments following October 27, 2022, subject to continuous service from the named executive officer on each such date. The option may be exercised for all or any of the underlying shares at any time, subject to our right to repurchase any then-unvested shares in the event the officer terminates continuous service before vesting in such shares. As of December 31, 2021, none of these option shares have vested. The vesting of the option accelerates under specific circumstances as further described under the section titled “Executive Compensation—Agreements with Named Executive Officers”.

(4)

25% of the shares subject to the option vest on the one-year anniversary of the employee start date and the remaining shares vest in 36 equal month installments thereafter until fully vested, subject to continuous service from the named executive officer on each such date. In addition, the vesting of the option accelerates under specific circumstances as further described under the section titled “Executive Compensation—Agreements with Named Executive Officers”.

(5)

The shares were granted on October 27, 2020, and vest over two years. 50% vested on October 27, 2021, and the remainder vest monthly over the following 12 months. The closing price of our common stock as of December 31, 2021, was $4.88 per share.

Equity Incentive Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to our Annual Report on Form 10-K as filed with the SEC on March 3, 2022.

2021 Equity Incentive Plan

Our board of directors adopted our 2021 Plan in February 2021 and our stockholders approved our 2021 Plan in March 2021. Our 2021 Plan is a successor to and continuation of our 2020 Plan (as described below). Our 2021

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Plan became effective upon our IPO in March 2021. The 2021 Plan came into existence upon its adoption by our board of directors, but no grants were made under the 2021 Plan prior to its effectiveness. Once the 2021 Plan was effective, no further grants were made under the 2020 Plan.

Awards. Our 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”) stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized shares. Initially, the maximum number of shares of our common stock that may be issued under our 2021 Plan was 2,834,232 shares of our common stock, which is the sum of (A) 1,766,699 new shares (which included the shares remaining available for grant under our 2020 Plan at the time the 2021 Plan became effective), plus (B) 1,067,533 shares of our common stock subject to outstanding stock options or other stock awards granted under our 2020 Plan that, on or after the 2021 Plan became effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time.

In addition, the number of shares of our common stock reserved for issuance under our 2021 Plan will automatically increases on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to (i) 5% of the total number of shares of our common stock outstanding on December 31 of the fiscal year before the date of each automatic increase (determined on an as-converted to voting common stock basis, without regard to any limitations on the conversion of the non-voting common stock), or (ii) a lesser number of shares determined by our board of directors prior to the applicable January 1.

The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our 2021 Plan is 8,833,495 shares.

Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our 2021 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of a failure to meet a contingency or condition required for the vesting of such shares, (2) to satisfy the exercise, strike or purchase price of an award or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2021 Plan.

Plan administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our 2021 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2021 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

The plan administrator has the power to modify outstanding awards under our 2021 Plan. Subject to the terms of our 2021 Plan, the plan administrator has the authority to reprice any outstanding stock award,

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cancel and re-grant any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient approved by the plan administrator, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Tax limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock unit awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

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Restricted stock awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock appreciation rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment as determined by the Board and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance awards. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board of directors at the time the performance award is granted, the board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to

32	2022 Proxy Statement

exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other stock awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-employee director compensation limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year that commences after the 2021 Plan became effective, including awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value; provided that such amount will increase to $1,500,000 for the first year for newly appointed or elected non-employee directors.

Changes to capital structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

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Change in control. Awards granted under the 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2021 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Plan amendment or termination. Our board of directors has the authority to amend, suspend, or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.

2020 Equity Incentive Plan

Our board of directors and stockholders adopted our 2020 Equity Incentive Plan (2020 Plan) in October 2020. As of December 31, 2021, there were ten outstanding stock options covering a total of 1,067,533 shares of our common stock, with a weighted-average exercise price of $4.34 per share, and one restricted stock award covering 348,450 shares of our common stock that were granted under our 2020 Plan. Any shares of common stock remaining available for issuance under the 2020 Plan upon the 2021 Plan’s effectiveness in connection with our IPO became available for issuance under the 2021 Plan.

Stock awards. Our 2020 Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock, restricted stock units and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates. To date, we have only granted stock options under the 2020 Plan.

Authorized shares. Subject to certain capitalization adjustments, the aggregate number of shares of common stock that may be issued pursuant to stock awards under the 2020 Plan will not exceed 2,369,460 shares. The maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under our 2020 Plan is 7,108,380 shares.

Shares subject to stock awards granted under our 2020 Plan that expire or otherwise terminate without being exercised in full or that are settled in cash rather than in shares do not reduce or otherwise offset the number of shares available for issuance under our 2020 Plan (or, following its effectiveness, the 2020 Plan). Additionally, if any shares issued pursuant to a stock award are forfeited back to or repurchased for any reason, including because of the failure to meet a contingency or condition required to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2020 Plan (or, following its effectiveness, the 2021 Plan). This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan administration. Our board of directors, or a duly authorized committee of our board of directors to which the board delegates its administrative authority, will administer our 2020 Plan and is referred to as the “plan administrator” herein. The plan administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified options and stock appreciation rights (and to the extent permitted by applicable law, other stock awards) and (2) determine the number of shares subject to such stock awards; provided, however, that the board resolutions regarding such delegation must specify the total number of shares that may be subject to awards granted by such officer, and provided further, that no officer may grant an award under the 2020 Plan to himself or herself. Under our 2020 Plan, the plan administrator has the authority to, among other things, determine award recipients, dates of grant, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of their exercisability and the vesting schedule applicable to a stock award, to construe and interpret the 2020 Plan and awards granted thereunder (and to establish, amend and revoke any rules and regulations for the administration of the 2020 Plan and any such awards), or to accelerate awards.

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Under the 2020 Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefor of other stock awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant (or 110% of the fair market value for certain major stockholders). Options granted under the 2020 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of 10 years (or five years, for certain major stockholders). If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of up to three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy.

If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of up to 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of up to 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order payable to us, (2) subject to company and/or Board consent and provided that at the time of exercise the common stock is publicly traded, a broker-assisted cashless exercise, (3) subject to company and/or Board consent and provided that at the time of exercise the common stock is publicly traded, the tender of shares of our common stock previously owned by the optionholder, (4) subject to company and/or Board consent at the time of exercise, a net exercise of the option if it is an NSO, (5) a deferred payment arrangement, or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

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Changes to capital structure. In the event of a “capitalization adjustment,” the board of directors, in its discretion, will make appropriate and proportionate adjustments to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards. For purposes of the 2020 Plan, “capitalization adjustment” generally means any change that is made in (or other events occurring with respect to) our common stock subject to the 2020 Plan or any award without the receipt of consideration by us through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large non-recurring cash dividend, stock split, reverse stock split, liquidating dividend, combination or exchange of shares, change in corporate structure, or other similar equity restructuring transaction (within the meaning of Statement of Financial Accounting Standards Board ASC Topic 718).

Corporate transactions. Our 2020 Plan provides that in the event of a “corporate transaction,” unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for such cash consideration (including no consideration) as our board of directors, in its sole discretion, may consider appropriate; and

•

make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the 2020 Plan, a “corporate transaction” is generally defined as the consummation, in a single transaction or in a series of related transactions, of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in control. A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in an applicable award agreement or other written agreement, but in the absence of such provision, no such acceleration will occur. We have a form of option grant agreement outstanding that provides for full acceleration of vesting in the event of either a termination without cause or a resignation for good reason upon or within 3 months prior to, or 12 months after, the effective time of a change in control. Under the 2020 Plan, a “change in control” is generally defined as (1) certain acquisitions by a person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such

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transaction, or (3) a sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2020 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No further grants have been made under the 2020 Plan following the effectiveness of our 2021 Plan.

2021 Employee Stock Purchase Plan

Our board of directors adopted our 2021 Employee Stock Purchase Plan (ESPP) in February 2021 and our stockholders approved our ESPP in March 2021. The ESPP became effective immediately prior to our IPO in March 2021, but has not yet been implemented. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment because of deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.

Share reserve. The ESPP initially authorizes the issuance of 353,339 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance automatically increases on January 1 of each calendar year, beginning on January 1, 2022 through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the fiscal year before the date of the automatic increase (determined on an as-converted to voting common stock basis, without regard to any limitations on the conversion of the non-voting common stock); and (ii) such number of shares of common stock that would cause the aggregate number of shares of common stock then reserved for issuance under the ESPP to equal 1,060,017 shares; provided that before the date of any such increase, our board of directors may determine that such increase will be for a lesser amount of shares. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our board of directors administers the ESPP and may delegate its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

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Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to capital structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights, and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate transactions. In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.

Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP amendment or termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date.

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Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holder
Equity Incentive Plans(1)	1,421,756	$6.31	1,412,476	(2)
2021 Employee Stock Purchase Plan	—	—	353,339	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,421,756	$6.31	1,765,815

(1)

Following the adoption of the 2021 Plan, no additional stock awards have been or will be granted under the 2020 Plan. Any shares becoming available under the 2020 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2021 Plan.

(2)

The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board (which may be zero). Pursuant to the terms of the 2021 Plan, the number of shares available under the 2021 Plan was increased by 860,767 shares effective January 1, 2022.

(3)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or (ii) such number of shares of common stock that would cause the aggregate number of shares of common stock then reserved for issuance under the ESPP to equal 1,060,017 shares; provided that before the date of any such increase, our Board may determine that such increase will be for a lesser amount of shares. Pursuant to the terms of the ESPP, the number of shares available under the ESPP increased by 172,153 shares effective January 1, 2022.

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DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation paid to our directors during 2021, other than Mr. Lind, our President and Chief Executive Officer and also a director. Mr. Lind did not receive any additional compensation for his service as a director. See the section entitled “Executive Compensation” for more information regarding the compensation earned by Mr. Lind.

Director Compensation for Fiscal 2021

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Vince E. Aurentz(2)	$11,848	$113,878	$125,726
Corinne Le Goff, Pharm.D.(2)	$47,035	$259,744	$306,779
Casey C. Lynch(2)	$50,028	$270,078	$320,106
Phillip M. Schneider	$64,146	$—	$64,146
Paul J. Sekhri	$82,333	$—	$82,333
Jane Tiller, MBChB, FRCPsych(2)	$5,747	$68,140	$73,887

(1)

Amounts shown in this column do not reflect dollar amounts actually received by non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Our non-employee directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Mr. Aurentz became a compensation eligible director on September 14, 2021, and Dr. Le Goff, Ms. Lynch, and Dr. Tiller joined our Board on March 7, 2021, February 28, 2021 and November 15, 2021, respectively.

In addition, we have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

For the period beginning December 11, 2020, through our IPO on March 11, 2021, we paid each of Mr. Schneider and Mr. Sekhri annual cash compensation of $25,000, payable quarterly, as compensation for their services to our board of directors.

Our board of directors adopted a non-employee director compensation policy in February 2021 that became effective upon our IPO in March 2021 (and superseded all existing agreements or arrangements then in place with our non-employee directors related to cash and equity compensation). This compensation policy provides that eligible non-employee directors, as determined by our board of directors, will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $40,000 for all non-employee directors;

•	an additional annual cash retainer of $30,000 for the chair of our board of directors;

•

an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as a member of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;

•

an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as chair of the audit committee, compensation committee and the nominating and corporate governance committee, respectively (in addition to the cash retainer received as a member of each such committee);

•

an initial option grant to purchase 12,367 shares of our common stock on the date of each such non-employee director’s appointment to our board of directors, with such option vesting in 36 equal monthly installments following the date of such director’s initial election or appointment to our board of directors; and

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•

an annual option grant to purchase 12,367 shares of our common stock on the date of each of our annual stockholder meetings, with such option vesting in 12 equal monthly installments following the date of grant (provided that such option will vest in full on the date before our next following annual stockholder meeting, if earlier). Non-employee directors who are first appointed or elected to our board of director on the date of our annual stockholder meeting will receive both the initial option grant and an annual option grant; directors who commence on any other date will receive a prorated annual option grant (in addition to an initial option grant), with any such prorated annual option grant vesting in equal monthly installments from the grant date through the date of our next annual stockholder meeting (as further described in our non-employee director compensation policy).

All options granted to our non-employee directors will have a term of 10 years from the date of grant and will be subject to accelerated vesting in full in the event we are subject to a change in control (as defined in our 2021 Plan), or in the event of the director’s death or Disability (as defined in our 2021 Plan). To the extent then-vested, options granted to our non-employee director shall remain exercisable for three years following the date of termination of such director’s continuous service (other than due to Cause), subject to earlier expiration as provided under the 2021 Plan or on the expiration date applicable to such option).

The following table lists the aggregate number of shares with respect to the outstanding option awards held by each of our non-employee directors as of December 31, 2021:

Name	Number of Shares Subject to Outstanding Options as of December 31, 2021
Vince E. Aurentz	19,581
Corinne Le Goff, Pharm.D.	25,764
Casey C. Lynch	26,795
Phillip M. Schneider	25,461
Paul J. Sekhri	25,461
Jane Tiller, MBChB, FRCPsych	17,519

2022 Proxy Statement	41

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures for Transactions with Related Persons

We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family or an affiliate of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family or an affiliate of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related Party Transactions

The following includes a summary of transactions since the date of our incorporation to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at the end of our last two completed fiscal years, and in which any of our directors, director nominees, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”

Our Relationship with Arena Pharmaceuticals, Inc. (acquired by Pfizer Inc. as of March 11, 2022)

Prior to October 2020, we were a wholly-owned subsidiary of Arena. As of December 31, 2021, Arena held approximately 23.1% of our outstanding shares of common stock. We entered several agreements with Arena including a license agreement (“License Agreement”), a services agreement (“Services Agreement”), and a royalty purchase agreement (“Royalty Purchase Agreement”), in October 2020. We amended the License Agreement in January 2022 to add an additional program. The agreements summarized below are filed as exhibits to our Annual Report on Form 10-K filed with the SEC on March 3, 2022, and the summaries of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of such agreements.

License Agreement

In October 2020, we entered into a License Agreement, under which we have exclusive rights to develop the licensed product candidates for neurological disease indications. In January 2022, we amended the License Agreement to add an additional program. Pursuant to the License Agreement, Arena granted us an exclusive, royalty bearing, sublicensable, worldwide license under certain know-how and patents of Arena to develop and commercialize LP352 for any use in humans, LP659 for the treatment of selected CNS indications in humans, LP143 for the treatment of CNS indications in humans (excluding the treatment, prevention or amelioration of pain or any gastrointestinal, non-CNS autoimmune or cardiovascular disorder) and compounds targeting the 5-HT2a receptor, including nelotanserin, a compound formerly investigated by Arena and its licensee, for the treatment of CNS indications (pharmaceutical products containing any such compounds, “Licensed Products”). Arena further granted us a covenant not to sue under any patents or certain information of Arena with respect to each Licensed Product in its respective field. We agreed not to use the licensed intellectual property with respect to LP352 for weight loss, weight management or obesity as long as we remain an affiliate of Arena. Arena

42	2022 Proxy Statement

retained the exclusive right to use the licensed intellectual property to develop, make or use intermediates, pro-drugs and metabolites related to the LP352, LP659, LP143 and 5-HT2a compounds to exploit Arena’s etrasimod, lorcaserin, olorinab, or temanogrel products, in any dosage strength or formulation, and we granted Arena a covenant not to sue with respect to such activities under certain of our intellectual property related to such compounds and the Licensed Products. We will assign to Arena new intellectual property developed by us related to such compounds. We have sole responsibility over development, regulatory and commercialization activities for the Licensed Products in the applicable fields, as well as commercial manufacture and supply therefor. We are required to use commercially reasonable efforts to perform certain development and regulatory activities for a LP659 product, a LP143 product and a 5-HT2a product in the applicable fields, seek regulatory approval therefor in the United States and the EU, and following regulatory approval, to commercialize such Licensed Product.

As consideration for the rights granted to us under the License Agreement, we will be required to pay to Arena a mid-single digit royalty on net sales of Licensed Products of LP352, and a low-single digit royalty on net sales of all other Licensed Products, by us, our affiliates or our sublicensees, subject to standard reductions. Our royalty obligations continue on a Licensed Product-by-Licensed Product and country-by-country basis until the later of the (i) tenth anniversary of the first commercial sale of such product in such country or (ii) expiration of the last-to-expire valid claim of the patents licensed to us under the License Agreement covering the manufacture, use or sale of such product in such country, which we expect to run in most jurisdictions until 2036 for LP352, until 2029 for LP659 and 2030 for LP143 without taking into account patent term adjustments or extensions regimes of any country, or any additional term of exclusivity we might obtain by virtue of later filed patent applications. We also will owe Arena up to two $25.0 million commercial sales milestones if nelotanserin products are developed and achieve annual net sales of $100.0 million and $500.0 million.

We may unilaterally terminate the License Agreement for any reason with a specified prior notice period, and Arena may terminate the License Agreement if we challenge any of the licensed patents. Either party may terminate the License Agreement in the event of the other party’s insolvency or for the other party’s uncured material breach of the License Agreement. Absent early termination, the License Agreement will automatically expire upon the expiration of all our payment obligations under the License Agreement.

Royalty Purchase Agreement

In October 2020, we entered into a Royalty Purchase Agreement with Arena and 356 Royalty Inc., a wholly owned subsidiary of Arena (“356 Royalty”), pursuant to which we purchased the right to receive all milestone payments, royalties, interest and other payments relating to net sales of lorcaserin, in all countries and territories of the world (“Territory”) owed or otherwise payable to 356 Royalty by Eisai Inc. and Eisai Co., Ltd. (collectively, “Eisai”), pursuant to a Transaction Agreement dated December 28, 2016, as amended (“Transaction Agreement”), by and among 356 Royalty and Eisai, for an upfront payment of approximately $0.1 million. Under the Transaction Agreement, the royalty rates range from 9.5% on annual global net sales less than or equal to $175.0 million, 13.5% on annual global net sales greater than $175.0 million but less than or equal to $500.0 million and 18.5% on annual global net sales greater than $500 million. In addition, we purchased the right to receive a payment of $25.0 million, which will be payable upon the achievement of annual net sales of $250.0 million. Lorcaserin is currently in a Phase 3 clinical trial for Dravet syndrome.

Services Agreement

In October 2020, we entered into a Services Agreement with Arena under which Arena agreed to perform certain research and development services, general administrative services, management services and other mutually agreed services for us. The initial term of the Services Agreement was through December 31, 2021. The Services Agreement automatically renews for successive one-year terms, unless either party desires not to renew prior to the expiration of the then-current term. Neither party provided notice of non-renewal as of December 31, 2021. Each party may also terminate the Services Agreement for any reason, subject to specified notice periods. We have decreased our activities under the Services Agreement as we have hired employees with the requisite expertise.

2022 Proxy Statement	43

Series A Convertible Preferred Stock Financing

In October 2020, we entered into a Series A preferred stock purchase agreement with various investors, pursuant to which we sold and issued an aggregate of 5,600,000 shares of our Series A convertible preferred stock, (Series A preferred stock), at a purchase price of $10.00 per share, for aggregate gross proceeds of $56.0 million (Series A financing). These shares were adjusted into shares of the Company’s common stock on a 1.38-for-1 basis in connection with the filing of an amendment to our amended and restated certificate of incorporation and our IPO in March 2022.

The following table summarizes purchases of shares of our Series A preferred stock by holders of more than 5% of our common stock and entities affiliated with our executive officers and members of our board of directors, after the adjustment into our common stock on a 1.38-for-1 basis.

Participants(1)	Shares of Common Stock Acquired in the Series A Financing	Aggregate Purchase Price
Zone II Healthcare Holdings, LLC	2,070,000	$15,000,000
Entities affiliated with Cormorant Private Healthcare Fund III, LP(2)	1,656,000	$12,000,000
Entities affiliated with T. Rowe Price Associates, Inc.(3)	1,656,000	$12,000,000
HBM Healthcare Investments (Cayman) Ltd.(4)	1,380,000	$10,000,000
Arena Pharmaceuticals, Inc.(5)	138,000	$1,000,000

(1)

Additional details regarding these stockholders and their equity holdings are included elsewhere in this Proxy Statement under the caption “Security Ownership of Certain Beneficial Owners and Management.”

(2)

Consists of (i) 1,325,462 shares purchased by Cormorant Private Healthcare Fund III, LP, (ii) 308,513 shares purchased by Cormorant Global Healthcare Master Fund, LP and (iii) 22,025 shares purchased by CRMA SPV, L.P.

(3)

Consists of (i) 865,094 shares purchased by T. Rowe New Horizons Fund Inc., (ii) 573,587 shares purchased by T. Rowe Price Health Sciences Fund, Inc., (iii) 108,846 shares purchased by T. Rowe Price New Horizons Trust, (iv) 40,282 shares purchased by TD Mutual Funds—TD Health Sciences Fund, (v) 32,938 shares purchased by VALIC Company I—Health Sciences Fund, (vi) 25,823 shares purchased by T. Rowe Price Health Sciences Portfolio, (vii) 5,958 shares purchased by T. Rowe Price U.S. Equities Trust and (viii) 3,472 shares purchased by MassMutual Select Funds—MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund.

(4)	Chandra P. Leo, a former member of our board of directors, is an investment advisor to HBM Partners AG. HBM Partners AG acts as an investment advisor to HBM Healthcare Investments (Cayman) Ltd.
(5)	Mr. Aurentz, a member of our board of directors, was employed at Arena Pharmaceuticals, Inc. until March 11, 2022.

Employment Agreements, Consulting Agreement and Stock Option Grants to Directors and Executive Officers

We have entered into employment agreements and consulting agreements with certain of our named executive officers and executive officers, and granted stock options to our named executive officers and certain of our executive officers and directors, as more fully described in the sections titled “Executive Compensation” and “Director Compensation”.

44	2022 Proxy Statement

Participation in IPO

Certain holders of more than 5% of our common stock purchased in the Series A Financing, specifically Zone II Healthcare Holdings, LLC, entities affiliated with Cormorant Private Healthcare Fund III, LP, entities affiliated with T. Rowe Price Associates, Inc., and HBM Healthcare Investments (Cayman) Ltd., purchased an aggregate of approximately $38 million of shares of our common stock in our IPO in March 2021 at the public offering price and on the same terms as the other purchasers in such offering and not pursuant to any pre-existing contractual rights or obligations. Additionally, FMR LLC purchased 1,500,000 shares of our common stock in our IPO and as a result became a holder of more than 5% of our common stock.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide the Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which will require us to indemnify them. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and, subject to certain exceptions, persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company by telephone at (619) 592-9775 or by written request to 4275 Executive Square, Suite 950, La Jolla, California, 92037, Attention: Corporate Secretary, and we will promptly deliver the requested documents or notice. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

2022 Proxy Statement	45

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kevin R. Lind
President and Chief Executive Officer

April 13, 2022

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021, is available without charge upon written request to: Corporate Secretary, 4275 Executive Drive, Suite 950, La Jolla, California, 92037.

46	2022 Proxy Statement

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/LBPH • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-313-0564
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid
envelope provided

Longboard Pharmaceuticals, Inc.
Annual Meeting of Stockholders

For Stockholders of record as of March 31, 2022

DATE:	Tuesday, May 24, 2022
TIME:	8:00 AM, Pacific Time
PLACE:	4225 Executive Square, Suite 150
La Jolla, CA 92037

This proxy is being solicited on behalf of the Board of Directors

The undersigned stockholder of Longboard Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints Kevin R. Lind and Steven W. Spector, Chief Executive Officer and General Counsel, respectively, of the Company (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of the Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Longboard Pharmaceuticals, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

         FOR ON PROPOSALS 1 AND 2

BOARD OF DIRECTORS RECOMMENDS

	PROPOSAL		YOUR VOTE

1.	To elect the two Class I directors named herein to hold office until the Company’s 2025 annual meeting of stockholders.
		FOR		WITHHOLD
	1.01 Kevin R. Lind				FOR

	1.02 Dr. Corinne Le Goff				FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.				FOR

3.	To conduct any other business properly brought before the Annual Meeting.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date